Exhibit 99.1

FMCSA Approves Exemption for Stoneridge, Inc.’s MirrorEye™ Camera Monitor System

NOVI, Mich. — Jan. 2, 2019 — Stoneridge, Inc. (NYSE: SRI) announced today that its exemption application to federal law was approved in late-December by the Federal Motor Carrier Safety Administration, allowing its MirrorEye™ Camera Monitor System (“CMS”) to be installed as an alternative to conventional rear-vision mirrors currently required on commercial motor vehicles in the United States. The exemption applies solely to Stoneridge’s MirrorEye system making it the only CMS that allows for complete removal of traditional mirrors in the United States.

“This decision will help bring an innovative driver vision technology to market that will greatly improve the safety of everyone who shares the road,” said Jon DeGaynor, President and CEO, Stoneridge. “The MirrorEye Camera Monitor System empowers truck drivers to avoid potential collisions by the elimination of certain blind spots, expansion of their field of view and increased awareness of the truck’s surroundings. This exemption allows our customers to fully recognize both the safety and fuel economy benefits of MirrorEye.”

Fleet and driver feedback built into MirrorEye CMS technology

Leading fleets, including Maverick Transportation, J.B. Hunt and Schneider National, have provided vehicles, test drivers and invaluable feedback during a significant fleet evaluation period in order to ensure the MirrorEye CMS product meets driver and fleet requirements. Fleets have driven more than two million miles with the MirrorEye system, and it has received outstanding reviews from professional truck drivers.

“Thank you to the leaders in the trucking industry who have tested, provided input, and helped validate the effectiveness and reliability of this safety technology,” said DeGaynor. “Stoneridge would like to especially acknowledge the American Trucking Associations (ATA), Truckload Carriers Association (TCA), Trucking Alliance, Spangenberg Partners and numerous individuals of the trucking community who have supported our mission of improved safety.”

Fleet trial participants noted that they would feel unsafe returning to conventional mirrors after using the MirrorEye system.

“MirrorEye technology was designed and improved based on real input from commercial vehicles drivers during testing,” said Stephen Fox, Vice President of Business Development, Stoneridge. “We have collected a tremendous amount of data and challenged the system in real-life scenarios. We are fully confident MirrorEye CMS will provide exceptional reliability and resolve many of the safety issues commercial vehicle drivers currently face.”

MirrorEye CMS delivers improved driver vision and blind spot elimination

Stoneridge’s MirrorEye CMS has been proven to meet or exceed the visibility requirements of conventional mirrors by providing the following enhanced vision benefits:

•	Greater field of view and elimination of common blind spots — Three views, including wide angle, narrow angle and passenger-side “look-down” cameras, greatly expand the driver’s field of view and eliminate blind spots
•	Fail-safe design — Independent video processing of multiple camera images ensures that in the unlikely event of an individual camera failure, the other camera images continue to be displayed. Real-time images are continuously displayed without interruption.
•	Augmented and enhanced vision quality — High-definition digital cameras provide color night vision, low light sensitivity, glare reduction and trailer panning capabilities.
•	Trailer panning tracks the end of the trailer — The CMS automatically tracks the end of the trailer to keep it in view while the vehicle is moving forward. This feature could eliminate right-hand turn collisions with motorists and pedestrians.

In addition to the marked safety benefits, MirrorEye CMS also enables improved fuel economy via the aerodynamic design of the exterior camera arms. Third-party and real-world testing have shown that MirrorEye equipped vehicles can expect up to 2.5% fuel economy improvements.

Exemption Details

The five-year FMCSA exemption allows MirrorEye-equipped trucks to operate with an integrated system of cameras and digital displays as an alternative to conventional rear-vision mirrors.

To learn more about Stoneridge MirrorEye CMS and Stoneridge’s other innovative commercial vehicle and automotive technologies, please visit Stoneridge.com.

About Stoneridge, Inc.

Stoneridge, Inc., headquartered in Novi, Michigan, is an independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the automotive, commercial vehicle, motorcycle, agricultural and off-highway vehicle markets. Additional information about Stoneridge can be found at Stoneridge.com.

Contact:

Matt Horvath

Director, Investor Relations and Corporate Development

Matthew.Horvath@stoneridge.com

+1.248.324.3883

Chelsea Komblevicz

The Quell Group

ckomblevicz@quell.com

+1.248.649.8900